EXHIBIT 23--CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statement Numbers 33-44872 and 33-33491 on Form S-8 of our report dated November 17, 1995, with respect to the financial statements and schedules of Check Technology Corporation included in the Annual Report (Form 10-K) for the year ended September 30, 1995.



/s/ Ernst & Young LLP
---------------------
Ernst & Young LLP



Minneapolis, Minnesota
December 26, 1995